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                                                                   EXHIBIT 12(b)


                             D&N CAPITAL CORPORATION
                Computation of ratio of earnings to fixed charges
                    and preferred stock dividend requirements


                    For the Three Months Ended March 31, 2002
                          (In thousands, except ratio)


Net income                                                                $ 799

Fixed charges:
     Advisory fees                                                           31

Total fixed charges                                                          31

Earnings before fixed charges                                             $ 830

Fixed charges, as above                                                      31

Preferred stock dividend requirement                                        681

Fixed charges including preferred stock dividends                         $ 712

Ratio of earnings to fixed charges and preferred
     stock dividends requirements                                          1.17